Exhibit 5



                                                       June 28, 1996


Travelers/Aetna Property Casualty Corp.
One Tower Square
Hartford, CT 06183

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Travelers/Aetna Property Casualty Corp., a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of one hundred thousand (100,000) shares of Class A common stock, $.01 per share par value (the "Shares"), of the Company for issuance under the Travelers/Aetna Property Casualty Corp. 1996 Deferred Compensation Plan for Non-Employee Directors (the "Plan").

     In connection with the foregoing, I or other attorneys employed by the Company or affiliates of the Company have examined the minute books and stock records of the Company, the Restated Certificate of Incorporation and By-Laws of the Company, the Registration Statement, the Plan and resolutions duly adopted by the Board of Directors of the Company relating to the Plan. In addition, I or attorneys under my supervision have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     I am admitted to the practice of law in the state of Connecticut and my opinion is limited to matters governed by the Federal securities laws of the United States of America, the laws of the state of Connecticut and the General Corporation Law of the state of Delaware.

























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     I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulation of the Securities and Exchange Commission thereunder.

     This opinion is solely for your benefit in connection with the Company's issuance of the Shares, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written permission.


                                        Very truly yours,

                                         /S/ James M. Michener
                                        ----------------------
                                        James M. Michener
                                        General Counsel






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